                                                            EXHIBIT 9(b)(1)(iii)



                                 REMOTE ACCESS
                                 -------------
                                      AND
                                      ---
                           RELATED SERVICES AGREEMENT
                           --------------------------

         AGREEMENT dated December 23, 1994, between each registered investment company listed on the signature pages hereof, either for itself or, with respect to each such company that is a series investment company, on behalf of each of the series or class named on the signature pages hereof (the "Fund") and THE SHAREHOLDER SERVICES GROUP, INC. ("TSSG"), a Massachusetts corporation with principal offices at One Exchange Place, Boston, Massachusetts 02109.

                                   WITNESSETH
                                   ----------

         That for and in consideration of the mutual promises hereinafter set forth, the Fund and TSSG agree as follows:

1. Appointment of TSSG. The Fund appoints TSSG as servicing agent to provide and support remote terminal access through dedicated transmission lines to its computerized data processing record keeping system for Fund shareholder accounting more fully described on the attached Schedule A (the "TSSG System) installed on TSSG computer hardware and using TSSG software ("TSSG Facilities") to provide and support remote terminal access to the TSSG System and the TSSG Facilities for the maintenance of Fund shareholder records, processing of information and generation of information with respect thereto. TSSG hereby accepts such appointment for the compensation described below.

2. Oral and Written Instructions. "Written Instructions" shall mean a written communication signed by a person reasonably believed by TSSG to be a person named on the list of authorized persons as it may be amended by amendment provided by the Fund to TSSG from time to time ("Schedule B"). "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by TSSG from a person reasonably believed by TSSG to be an Authorized Person listed on Schedule B. Written communication shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

3.       Compensation.
         -------------

         (a) The Fund will compensate TSSG for the performance of its obligations hereunder in accordance with the Fee Schedule attached hereto as Schedule C. Such fees may be adjusted from time to time by attaching to or substituting for Schedule C a revised Fee Schedule, dated and signed by an authorized officer of each party hereto.

         (b) In addition to the fees payable pursuant to Schedule C, the Fund will pay all out-of-pocket expenses incurred by TSSG in performing its duties hereunder. Out-of-pocket expenses shall include the items specified in the written schedule of out-of-pocket charges attached hereto as Schedule D. Upon written approval of the Fund, Schedule D may be modified by TSSG. The Fund agrees to approve all reasonable changes in Schedule D. Unscheduled out-of-pocket expenses shall be limited to those out-of-pocket expenses directly related to TSSG's performance of its obligations hereunder.

         (c) TSSG will provide an invoice as soon as practicable after the end of each calendar month detailed in accordance with Schedule C and Schedule D. The Fund will pay to TSSG the amount so billed within fifteen (15) days after the Fund's receipt of the invoice.

4.       Duties of TSSG.
         ---------------

         (a) Subject to the provisions of this Agreement, the Fund hereby agrees to use or employ the TSSG System and the TSSG Facilities to maintain certain Fund shareholder records and generate output with respect to the Fund's shareholders, and subject to the provisions of this Agreement, TSSG will provide the use of the TSSG System and the TSSG Facilities to maintain Fund shareholder records and generate such output with respect to the Fund's shareholders.

         (b) TSSG agrees to provide to the Fund at its facility located at Eleven Greenway Plaza, Suite 1919, Houston, Texas 77046 or at such other location as may be mutually agreed upon in writing by TSSG and the Fund (the "Fund Facility") remote access to the use of information processing capabilities of the TSSG System as it may be modified from time to time by TSSG.

5.       Changes and Modifications.
         --------------------------

         (a) During the term of this Agreement, TSSG will make available for Fund use, without additional costs, all modifications and improvements to the TSSG System (excluding those modifications and improvements TSSG views as additional products and/or those developed exclusively for other TSSG clients) made in the ordinary course of business. In addition, TSSG will use its best efforts to make reasonable changes to the TSSG System requested by the Fund, subject to payment of additional fees as mutually agreed upon in writing and as reflected in Schedule C.

         (b) TSSG shall have the right, at any time, and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder (a "System Modification"), provided that no

                 System Modification shall, without the consent of the Fund, materially adversely change or affect the operations and procedures of the Fund in using or employing the TSSG System or the TSSG Facilities hereunder. TSSG will use its best efforts to notify the Fund in writing at least five business days prior to implementing any System Modification which impacts or effects AFS' day to day operations, and in any event by 8 a.m. CST the following business day.

         (c) TSSG agrees to make any System Modifications necessary to meet federal, state or local government or self-regulatory organization requirements ("Regulatory Adherence Enhancements") in a timely fashion. TSSG agrees to advise the Fund promptly upon notification of any change in or receipt of any information or advice concerning any change in the requirements of any federal, state, local or self-regulatory organization which might require such System Modifications. The Fund shall obtain any additional software required to comply with such changes in federal, state, and local government or self regulatory organization requirements. Regulatory Adherence Enhancements shall be limited to technically and commercially practical System modifications which are within the scope of the functions, capabilities and any database of the TSSG System. TSSG will provide Regulatory Adherence Enhancements only after final specification, agreed upon by TSSG, the Fund and affected third parties, have been established and delivered to TSSG.

         (d) During the term of this Agreement TSSG shall expend no less than $1,000,000 (one million dollars) per calendar year for the enhancement and maintenance of TSSG's recordkeeping and associated system that are utilized by TSSG to provide services to the Fund under this Agreement (or a successor Remote Service Agreement). At least once each calendar year, TSSG shall provide the Fund with a schedule of the enhancements planned by the TSSG for the succeeding 12 month period.

6.       Duties of the Fund.
         -------------------

         (a) The Fund will transmit all information and data required by TSSG hereunder to the TSSG Facilities in the format and form specified by TSSG, so that the output produced by the Fund shall be complete and accurate when it is generated by the TSSG System and the TSSG Facilities. The Fund shall be responsible and liable for the costs and expenses of regenerating any output if the Fund provides nonconforming or erroneous data or shall have failed to transmit any such data or information or verify any such data and information when it is generated by the TSSG System and the TSSG Facilities.

         (b) In the event the Fund shall erroneously transmit information or shall transmit incorrect information or data to the TSSG System or the TSSG Facilities, the Fund shall correct such information and data and retransmit the same to the TSSG System or to the TSSG Facilities. Upon consent of the Fund, which shall not be unreasonably withheld, TSSG shall take the necessary steps at Fund expense to correct
                 any files    affected by the original incorrect transmission.

         (c) In the event the TSSG System malfunctions or a TSSG programming error (other than programming changes made pursuant to paragraph 5(a) above), causes an error or mistake in any of the output generated by the TSSG System under the terms of this Agreement, TSSG will, at its expense, correct and retransmit such output so long as the Fund has notified TSSG of such error or mistake within five (5) business days of its discovery and the data used to generate such output is available as set forth in Schedule E attached hereto.

                 If such data is available as set forth in Schedule E, the Fund shall take reasonable necessary steps to manually correct any records due to a TSSG system malfunction or programming error that TSSG is unable to correct systematically and the parties shall mutually agree upon the allocation of expenses related to such manual processing.

7.       System Access and Training.
         ---------------------------

         (a) TSSG shall provide the Fund on-line access as provided for and set forth in the attached Schedule F, and agrees to meet the performance standards set forth therein. Additional access to the TSSG System may be arranged by mutual agreement of the parties.

         (b) The Fund will reimburse TSSG for any reasonable costs and expenses incurred for training hereunder. All travel and other out-of-pocket expenses incurred by Fund personnel in connection with and during the training periods shall be borne by the Fund.

8. Indemnification. TSSG shall not be responsible for and the Fund shall indemnify and hold TSSG harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against TSSG or for which TSSG may be held to be liable (a "Claim") arising out of or attributable to any of the following:

         (a) Any actions of TSSG required to be taken pursuant to this Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by TSSG in the performance of its duties hereunder.

         (b) The Fund's failure to use and employ the TSSG System and the TSSG Facilities in accordance with the procedures set forth in any on-line documentation made available to the Fund, the Fund's failure to utilize the control procedures set forth and described in the on-line user documentation, or the Fund's failure to verify promptly reports or output received through use of the TSSG System and the TSSG Facilities.

         (c) The Fund's errors and mistakes in the use of the TSSG System, TSSG Facilities and control procedures.

         (d) TSSG's reasonable reliance on, or reasonable use of information, data, records and documents received by TSSG from the Fund in the performance of TSSG's duties and obligations hereunder.

         (e) The reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Fund.

         (f) The Fund's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the Fund's negligence or misconduct or the breach of any representation or warranty of the Fund made herein.

         (g)     Unavailability of communications or utilities facilities or other equipment failures provided TSSG has maintained such equipment appropriately, Acts of God, acts of the public enemy, governmentally-mandated priorities in allocating its services, labor disputes, fires, floods, strikes, riots or war or other causes beyond its control.

9.     Standard of Care.
       -----------------

         (a) TSSG shall at all times act in good faith and agrees to use its best efforts within commercially reasonable standards to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees.

         (b) Notwithstanding the foregoing Section 9(a) or anything else contained in this Agreement to the contrary, TSSG's liability hereunder shall, in no event exceed four million dollars ($4,000,000.00).

                 The parties agree to review the limitation of liability provision set forth in this Section 9(b) on an annual basis.

10. Instructions. TSSG may apply at any time to a person listed as an Authorized Person identified on Schedule B for instructions with respect to any matter arising in connection with this Agreement. TSSG may also consult with legal counsel for the Fund or, at

         TSSG's expense, its own legal counsel with respect to actions to be taken hereunder. TSSG shall not be liable for, and shall be indemnified by the Fund against, any Claim arising from any action taken or omitted to be taken by TSSG in good faith in reliance upon such instruction from the Fund or upon the advice of such legal counsel.

11. Consequential Damages. In no event and under no circumstances shall either party under this Agreement be liable to the other party for consequential or indirect loss of profits, reputation or business or any other special damages under any provision of this Agreement or for any act or failure to act hereunder.

12.      Covenants of TSSG.
         ------------------

         (a) TSSG shall maintain the appropriate computer files of all required information and data transmitted to the TSSG Facilities by the Fund, provided, however, that TSSG shall not be responsible or liable for any damage, alterations, modifications thereto or failure to maintain the same if the Fund made, or TSSG made at the Fund's request, such changes, alterations or modifications or if the Fund causes the failure. It is expressly understood that all such shareholder records transmitted by the Fund and maintained by TSSG remain the exclusive property of the Fund.

         (b) All information furnished by the Fund to TSSG is confidential and TSSG agrees that it shall not disclose such information to any third party except pursuant to Written or Oral Instructions received from the Fund or to the extent that TSSG is required by law to make such disclosure.

13. Covenants of the Fund. The Fund shall utilize and employ all reasonable control procedures available under the TSSG System of which the Fund may be advised. The Fund will promptly advise TSSG of any errors or mistakes in the data or information transmitted to the TSSG Facilities or in the records maintained by TSSG or output generated hereunder. The Fund will verify the accuracy of all output it receives consistent with industry custom and practice by utilizing proper auditing procedures.

         All information furnished to or obtained by the Fund pertaining to the TSSG Facilities, the TSSG System, or TSSG procedures, data bases and programs is confidential and proprietary to TSSG. The Fund shall not disclose such information to any third party except to the extent that the Fund is required by law to make such disclosures.

14.      Term and Termination.
         ---------------------

         (a) This Agreement shall become effective on the date first set forth above and shall continue in effect through December 31, 1997 ("Initial Term").

         (b) Unless it is the intention of either party for this Agreement to terminate upon the expiration of the Initial Term, within six (6) months prior to the end of the Initial Term but no later than such date, AIM and TSSG will negotiate diligently and in good faith and either (i) enter into an agreement extending the term of this Agreement; or (ii) enter into a new agreement for TSSG to provide remote services substantially similar to those contemplated hereunder.

         (c) Notwithstanding the foregoing, if a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If TSSG is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of TSSG with respect to services performed prior to such termination or rights of TSSG to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

15. Post-Termination Procedures. Upon termination for any reason by either party to this Agreement TSSG shall promptly, at the Fund's expense, provide immediate and full access to the Fund data files on magnetic tape in machine readable form and shall cooperate with the Fund in its efforts to transfer all such data files to another person chosen by the Fund. In addition, TSSG agrees to return, at the expense of the terminating party, all backup tapes and other storage media upon which Fund data is then stored.

16. Amendment. This Agreement may only be amended or modified by written agreement executed by both parties.


17. Assignment. This Agreement and any interest hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors, legal representatives and permitted assigns including the successor entity in any merger or reorganization of the Funds. Except as otherwise expressly provided for in this Agreement, neither Party may assign or delegate this Agreement or any of its rights or obligations without the other Party's prior approval which shall not be unreasonably withheld. Upon prior notice to the Fund, TSSG may assign this Agreement to (i) any person in connection with the merger or consolidation of TSSG into such person, or the sale of all or substantially all the assets of TSSG to such person or (ii) any direct or indirect subsidiary of First Data Corporation in connection with any corporate reorganization. Any attempt to assign, delegate or otherwise transfer this Agreement in violation of this Section will be voidable by the other party.

18. Subcontracting. TSSG may subcontract to agents the services required to be performed pursuant to this Agreement and the Schedules hereto, if any. The appointment of any such agent shall not relieve TSSG of its responsibilities hereunder.

19. Use of TSSG's Name. The Fund shall not use TSSG's name in any Prospectus, Statement of Additional Information, Shareholder's Report, sales literature or other material relating to the Fund without TSSG's prior written approval unless such use is required by law or merely refers in accurate terms to the services rendered hereunder. Any reference to TSSG shall include a statement to the effect that it is an indirect, wholly owned subsidiary of First Data Corporation.

20. Use of the Fund's Name. Except as provided herein, TSSG shall not use the name of the Fund, its Advisor or material relating to any of them on any documents or forms (other than internal documents) without the Fund's prior written approval unless such use is required by law or merely refers in accurate terms to the services rendered hereunder.

21.      Security.
         ---------

         (a) TSSG will provide the Fund with a User Identifier (also known as "User I.D.") and a User Password. TSSG will also assign the initial Operator Password to each of the Fund's employees who are authorized to access the TSSG System. The Operator Passwords may be changed at any time in the discretion of the Fund without any notice to or knowledge of TSSG by using procedures set forth in the user manual.

         (b) The Fund agrees that it is responsible for selection, use and protection of the confidentiality of passwords; however, TSSG may for security reasons at any time and from time to time, upon seven days written notice to the Fund (or immediately upon notice by telephone, confirmed in writing, in the event of an emergency), deny access to the TSSG System until one or more User I.D.s is changed by the Fund.

         (c) TSSG will provide the Fund with online procedures enabling the Fund to reset passwords, correct Password violations and add/change/delete User I.D.s within existing security profiles.

         (d) TSSG will use its best efforts to ensure that the Fund's data files which are input into the TSSG System will remain confidential and protected from unauthorized access by third persons. Specifically, TSSG will adhere to its normal security procedures for protection of computer-stored files or programs from unauthorized access. It is agreed that such procedures will be subject to review by the Fund and audit by its independent accountants and that TSSG will take under advisement recommendations of such independent accountants concerning changes to such procedures.

         (e) The Fund or duly authorized independent auditors will have the right upon 5 business days' notice under this Agreement to perform on-site audits of records and accounts directly pertaining to Fund shareholder accounts serviced by TSSG facilities in accordance with reasonable procedures and at reasonable frequencies.

         (f) The parties agree that all tapes, books, user manuals, instructions, records, information and data pertaining to the business of the other party, the TSSG System and the Fund clients serviced by the Fund which are exchanged or received pursuant to the negotiation of or carrying out of this Agreement shall remain confidential except to the extent required by applicable laws, and shall not be voluntarily disclosed to any other person and that all such tapes, books, reference manuals, instructions, records, information and data in the possession of each of the parties hereto shall be returned to the party from whom it was obtained upon the termination or expiration of this Agreement.

         (g) The Fund acknowledges that TSSG has proprietary rights in and to the TSSG System and any other TSSG programs, data bases, supporting documentation or procedures ("TSSG Protected Information") of which the Fund or its employees or agents become aware as a result of the Fund's access to the TSSG System or TSSG Facilities and that the TSSG Protected Information constitutes confidential material and trade secrets of TSSG. The Fund agrees to maintain the confidentiality of the TSSG Protected Information. The Fund acknowledges that any unauthorized use, misuse, disclosure or taking of TSSG Protected Information which is confidential or which is a trade secret, whether residing or existing internally or externally to a computer, computer system or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system or computer network, may be subject to civil liabilities and criminal penalties under applicable law. The Fund will advise all of its employees and agents who have access to any TSSG Protected Information or to any computer equipment capable of accessing TSSG Facilities of the foregoing.

22. Additional Funds. In the event that additional funds, within the same family as the Funds, are established ("Additional Funds") and such Additional Funds desire to avail themselves of the benefits of and become a party to this Agreement, the Additional Funds shall notify TSSG in writing, and if TSSG agrees in writing, such Additional Funds shall become a party to this Agreement.

         23.     Miscellaneous.

         (a) Notices. Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or TSSG shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                 To:      AIM Family of Funds
                          c/o John Caldwell, President
                          AIM Fund Services, Inc.
                          Eleven Greenway Plaza, Suite 1919
                          Houston, Texas 77046
                          Attention: William Kleh, Secretary


                          with a copy to:
                          Fund Legal Department at the same address
                          Attention: Carol Relihan, VP and General Counsel


                 To:      The Shareholder Services Group, Inc.
                          One Exchange Place
                          Boston, Massachusetts 02109
                          Attention: Robert F. Radin, President

                          with a copy to:
                          General Counsel at the same address

         (b) Successors. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement may not be assigned without the written consent of the other party.

         (c) Governing Law. This Agreement shall be governed exclusively by and interpreted in accordance with the internal substantive laws of the Commonwealth of Massachusetts without reference to the choice of the law provisions thereof.

         (d) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         (e) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together will constitute only one instrument.

         (f) Captions. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (g) Sole Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof.

         (h) Specific Performance. Each of the parties hereto agrees that the other party would be irreparably damaged by breaches of this Agreement relating to confidential or proprietary information and accordingly each agrees that each of them is entitled, without bond or other security, to an injunction or injunctions to prevent breaches of the provisions of this Agreement relating to such information.

         (i) It is understood and agreed that all services performed hereunder by TSSG shall be as an independent contractor and not as an employee, joint venturer, or partner of the Fund. This Agreement is between the Fund and TSSG, and there are no third party beneficiaries hereto.

         (j) Limitation of Shareholder Liability. Notice is hereby given that the Declaration of Trust of each Fund which is a Delaware business trust, is on file with the Secretary of State of Delaware, and this Agreement was executed on behalf of each such Trust by a duly authorized officer thereof acting as such and not individually. The obligations of this Agreement are not binding upon any of the Trustees, officers or Shareholders of any such Trust individually but are binding only upon the assets and property of the respective portfolio of each such Trust for the benefit of which the Trustees have caused this Agreement to be executed.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                       AIM EQUITY FUNDS, INC.
                                       on behalf of the Retail Classes of its
                                       AIM Charter Fund, AIM Constellation Fund,
                                       AIM Weingarten Fund and AIM Aggressive
                                       Growth Fund Portfolios

                                       By: /s/ ROBERT H. GRAHAM
                                           ------------------------------------

                                       Title:  President
                                              --------------------------------


                                       AIM FUNDS GROUP,
                                       on behalf of the Class A and Class B
                                       Shares of its AIM Balanced Fund, AIM
                                       Government Securities Fund, AIM Growth
                                       Fund, AIM High Yield Fund, AIM Income
                                       Fund, AIM Municipal Bond Fund, AIM
                                       Utilities Fund and AIM Value Fund
                                       portfolios and on behalf of the Class A, Class B and Class C Shares of its AIM Money Market Fund Portfolio


                                       By: /s/ ROBERT H. GRAHAM
                                           ------------------------------------

                                       Title:  President
                                              --------------------------------


                                       AIM INTERNATIONAL FUNDS, INC.,
                                       on behalf of the Class A and Class B
                                       shares of its AIM International Equity
                                       Fund, AIM Global Aggressive Growth Fund,
                                       AIM Global Growth Fund and AIM Global
                                       Income Fund Portfolios

                                       By: /s/ ROBERT H. GRAHAM
                                           ------------------------------------

                                       Title:  President
                                              --------------------------------

                                       AIM INVESTMENT SECURITIES FUNDS,
                                       on behalf of its AIM Adjustable Rate
                                       Government Fund portfolio and the AIM
                                       Limited Maturity Treasury Shares class
                                       of its Limited Maturity Treasury
                                       Portfolio

                                       By: /s/ ROBERT H. GRAHAM
                                           ------------------------------------

                                       Title:  President
                                              --------------------------------


                                       AIM TAX-EXEMPT FUNDS, INC.,
                                       on behalf of its AIM Tax-Exempt Cash Fund and AIM Tax-Exempt Bond Fund of Connecticut portfolios and the
                                       AIM Tax-Free Intermediate Shares class
                                       of its Intermediate Portfolio

                                       By: /s/ ROBERT H. GRAHAM
                                           ------------------------------------

                                       Title:  President
                                              --------------------------------


                                       THE SHAREHOLDER SERVICES GROUP, INC.

                                       By: /s/ JACK P. KUTNER
                                           ------------------------------------

                                       Title:  EVP COO
                                              --------------------------------

                                   SCHEDULE A
                        SYSTEM FEATURES AND CAPABILITIES



The FSR System consists of computer hardware, operating system software and application software which contains functions as defined below. The operating environment configuration consists of IBM-compatible mainframe computers running on an MVS operating system. The configuration includes controllers, direct access storage devices, tape drives, security access software and other operating system hardware and software that enable TSSG to meet the contractual commitments herein.

The Transfer Agent Application includes Job Control Language (JCL), Catalog Procedures (PROCS) and program modules written primarily in COBOL.

The FSR Transfer Agency System supports the following subsystems and third party systems:

NSCC (National Securities Clearing Corporation) support:

         o       FundSERV
         o       Networking
         o       Commissions
         o       Exchanges
         o       ACATS (Automated Customer Account Transfer System)
         o       TNET

Cost basis accounting

UNISYS Interface

Sales file download

Price Waterhouse Blue Sky download

File downloads to support DDA (Demand Deposit Account) Reconciliation

Year-End Statements and Tax Reporting:

         o       1099D
         o       1099R
         o       1042S
         o       5498
         o       1099B

Transmission send/receive functionality for broker/dealers and other third parties

Electronic Funds Transfer processing to move in and out of funds using automated clearing house facilities

KMS Microfilm Interface

Third part interfaces with:
         Applied Mailing Systems for print/mail support
         Microdata for checkbook production
         Mellon and Texas Commerce for banking services
         Other third party software packages i.e. ACE/DISC

                                  SCHEDULE B
               AIM FAMILY OF FUNDS - LIST OF AUTHORIZED PERSONS



                            /s/ ROBERT H. GRAHAM
         -----------------------------------------------------------
                                 Robert Graham
                     President, A I M Management Group Inc.

                          /s/ JOHN CALDWELL (JACK)
         -----------------------------------------------------------
                                 Jack Caldwell
                      President, A I M Fund Services, Inc.

                              /s/ CAROL RELIHAN
         -----------------------------------------------------------
                                 Carol Relihan
                         Secretary and General Counsel,
                          A I M Management Group Inc.

                              /s/ NANCY MARTIN
         -----------------------------------------------------------
                                  Nancy Martin
                      Counsel, A I M Management Group Inc.

                                   SCHEDULE C
                                  FEE SCHEDULE


I. SHAREHOLDER ACCOUNT FEES. The Fund shall pay the following fees ("Shareholder Account Fees"):

For the period beginning on the date of this Agreement, and continuing through December 31, 1997, the Fund shall pay TSSG an annualized fee of $3.60 per shareholder account that is open during any monthly period ("Open Account Fee"). The Fund also shall pay TSSG an annualized fee of $1.80 per shareholder account that is closed during any monthly period ("Closed Account Fee") (The Open Account Fees and the Closed Account Fees hereafter collectively referred to as "Shareholder Account Fees"). The Shareholder Account Fees hall be billed by TSSG monthly in arrears on a prorated basis of 1/12 of the annualized fee for all such accounts.

In addition, beginning on the one year anniversary date of this Agreement, and on each yearly anniversary date thereafter, the Shareholder Account fees may be increased by TSSG in an amount equal to the lesser of (i) the cumulative percentage increase in the Consumer Price Index for all Urban Consumers (CPI-U) U.S. City Average, All Items (unadjusted -- (1982-84 + 100), published by the U.S. Department of Labor, or (ii) seven percent (7%) of the Shareholder Account Fees charged by TSSG to the Fund for the preceding twelve (12) month period.

II.     FEES FOR DEDICATED PROGRAMMING SUPPORT

TSSG and the Fund will jointly determine the level of dedicated system resources required to meet the Fund's enhancement priorities. At the Fund's expense, TSSG agrees to use reasonable efforts to make dedicated programming support available for all projects required by the Fund. The amount of the resources required and the projects to be worked on shall be determined jointly based upon joint periodic review of project requirements; however, the Fund will decide the priorities which will be assigned to each project and will determine what projects the dedicated resources are to work on. Such resources will be charged to the Fund at the rates set forth below. All enhancements, improvements, modifications or new features added to the TSSG System shall be, and shall remain, the confidential, exclusive property of, and proprietary to, TSSG. Request for software changes may be initiated by those representatives of the Fund identified in Exhibit 1 of this Schedule C. The Fund will use its best efforts to notify TSSG in writing of requests for software changes within 72 hours of an initial verbal request. TSSG reserves the right to stop work on a request for which written specifications have not been received.

 a. SUPPORT TO BE PROVIDED TO THE FUND FREE OF CHARGE. TSSG will provide the following support at no additional cost to the fund:

        1. Coding to correct deficiencies in the system, unless such deficiencies are included in item (II) (b) (9) below in which event the Fund will be charged for such services. A system deficiency is defined as a system process which does not operate according to the design of the computer application or system specifications. To correct system deficiencies, TSSG will, at its own expense, expend whatever resources are necessary to analyze the deficiency and apply an appropriate remedy, in the form of corrected application code as expeditiously as possible. An alternate process, in the form of a functional work around, may be a suitable substitute for the actual system fix, if the level of effort to develop the system fix is deemed to be impractical or the elapsed time to develop and apply the fix extends beyond the reasonable time needed. For deficiencies identified by the Fund, the use of a functional work around as an alternate process shall be mutually agreed upon by the parties.

              TSSG will evaluate all reported referrals, to validate deficiency status or reclassify as a system enhancement, based on the above definition.

        2.    Simple Maintenance determined to be core processing.

        3. TSSG generated (i.e., internal) requests to extend system functionality and ensure industry competitiveness.

        4. Enhancements required to comply with regulatory changes; provided, however, TSSG will only make such changes to the extent that they are technically and commercially practical and are within the scope of the software functions, capabilities and database.

b.            SUPPORT TO BE PROVIDED TO THE FUND, BUT WHICH WILL BE BILLED
              AS "DEDICATED PROGRAMMING SUPPORT": The following activities are examples of "dedicated programming support" which will be billed to the Fund:

        1. Customized form output (i.e., statements, confirmation statements, commission statements).
        2.    Customized reports.
        3.    Addition of new features (enhancements) requested by the Fund.
        4.    Addition of existing features not used by the Fund.
        5.    Addition of new funds to the fund group.
        6.    Customized year-end processing.
        7. Conversions from other systems to FSR subsequent to initial funds being live.



                           (continued on next page)

        8. Clean-up/Recovery project resulting from Fund error or causes beyond the reasonable control of either party.
        9. System "fixes" - coding to correct errors attributable to code developed, and currently maintained by the dedicated teams.
        10.   Customization of existing functions specific to the Fund.
        11.   Program documentation as requested by the Fund.

        Software Exclusivity. The Fund may choose to have exclusive use of enhancement software developed by its dedicated programming staff. Such exclusivity would extend for a period of nine (9) months from the date the enhancement is placed into the production libraries. Software exclusivity would be waived if the Fund accepts either of the following conditions:

        a). If prior to implementation, TSSG or other TSSG clients agree to share in the expense of the enhancements.

        b). At any time during the 9 months following implementation, TSSG or other TSSG clients agree to share the expense for the enhancements.

         Access and Capability The Funds' dedicated programmers will have access and capability to update any part of the System. However, depending on the skill set of the programmers, as well as the scope of the requested enhancement, it may be in the best interest of both the Fund and TSSG to utilize non-dedicated programmers to address certain enhancements. In addition, because many programs are shared by multiple clients, some enhancements may require approval from those clients. These enhancements should be handled on an item by item basis.

         c. FEES FOR DEDICATED PERSONNEL WHICH WILL BE BILLED TO THE FUND. TSSG will bill the Fund monthly in arrears on a prorated basis of 1/12 of the following annualized charges for each person dedicated to the following positions:

                  Manager                                     $100,000
                  Programmer                                  $ 90,000
                  Business System Analyst/Tester              $ 85,000

                  Non-dedicated programmer-hourly charge      $ 100 per hour

         TSSG may adjust these salaries on the anniversary date of this agreement to reflect salary increases, provided that they do not exceed seven percent (7%) of the fees charged to the Fund for the identical positions during the immediately preceding twelve (12) month period.

                                   SCHEDULE C
                                   EXHIBIT 1
                              AIM FAMILY OF FUNDS
                         AUTHORIZED PERSONS REQUESTING
                              SYSTEM MODIFICATIONS

                              /s/ JOHN CALDWELL
         -----------------------------------------------------------
                                  John Caldwell

                              /s/ RICHARD SNYDER
         -----------------------------------------------------------
                                  Richard Snyder

                            /s/ JOSEPH CHARPENTIER
         -----------------------------------------------------------
                                Joseph Charpentier

                               /s/ MARC VARGAS
         -----------------------------------------------------------
                                   Marc Vargas

                                   SCHEDULE D
                             OUT-OF-POCKET EXPENSES



The Fund shall reimburse TSSG monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

o     Microfiche/microfilm production
o     Magnetic media tapes and freight
o Telephone and telecommunication costs, including all lease, maintenance and line costs
o     NSCC transaction charges at $.15/per financial transaction
o     Shipping, Certified and Overnight mail and insurance
o     Year-End form production and mailings
o Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
o     Duplicating services, as pre-approved by the Fund Courier services
o     Due Diligence Mailings
o     Rendering fees as billed
o     Overtime, as pre-approved by the Fund
o     Temporary staff, as pre-approved by the Fund
o     Travel and entertainment, as pre-approved by the Fund
o Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
o     Third party audit review
o All conversion costs: including System start up costs, but excluding costs associated with conversations between TSSG systems.
o Such other miscellaneous expenses reasonably incurred by TSSG in performing its duties and responsibilities under this Agreement.
o Such expenses incurred with consent of the Fund, not to be unreasonably withheld.
o The costs associated with the Year-End Support Services set forth on the attached Exhibit 1 of this Schedule D.
o The costs associated with the Broker Dealer Support Services set forth on the attached Exhibit 2 of this Schedule D.

                            EXHIBIT 1 OF SCHEDULE D


Year-End Support Services: Flat rate of $.12/per shareholder account open as of December 31, 1994.

The services listed below will be performed by TSSG for the Fund in support of reporting for tax year 1994 and compliance mailings for calendar year 1994. TSSG assumes responsibility for performing the services in compliance with current IRS rules and regulations.

(a) Up-front year-end planning and communication of year-end related system modifications.

(b) Production of IRS required tax forms and amended/corrected tax forms as requested by the Fund.

(c)      Production of IRS required 1099 magnetic tape filings.

(d)      Production of tax forms on microfiche.

(e) Maintenance of year-end data files and the handling of transaction code updates to those files.

(f)      Submission of  year-end jobs.

(g)      B-notice processing as follows:
         o       receipt of B-notice listing from IRS or AFS
         o       upload of data entry of all accounts to B-Notice subsystem
         o       execution and generation of B-Notice defense reports
         o analysis of B-Notice Defense Reports to ensure accurate coding
         o coordination of mailings with vendor, including generation of vendor tapes
         o notification to Client Services of anticipated and actual mailing dates, including volume, sample letters and confirmation of the date backup withholding will be imposed if no response is received
         o       systematic upload of W-9 responses as volumes warrant

(h) Correction processing resulting from the monthly review of the year-end files-"balancing."

(i)      Production of cost basis information on 1099B forms.

(j)      All required state filings as requested by the Fund.

(k) All IRS required mailings requested by the Fund: B-Notice, Safe Harbor, W-9, TEFRA election, IRS Penalty Notice, and TIN solicitation.

(l)      C-Notice processing as follows:

         o receipt of C-Notice; imposition and release letters as received from Fund or IRS
         o performance of search function to identify all accounts associated with the notice
         o        provide written instructions to Fund for proper account coding

(m)      Initialization of Fund File in support of balancing tax reporting data

                            EXHIBIT 2 OF SCHEDULE D


Broker/Dealer Support: Annualized fee of $.03/per shareholder account open during any monthly period.

(a)      NSCC Testing

(b)      Back-up for NSCC redemption release

(c)      Research and Problem Resolution

(d)      Compliance and Support

                                   SCHEDULE E
                     DATA RETENTION AND RECOVERY STANDARDS


Data files included in the System are backed up according to a defined retention schedule. This ensures availability of data for processing and application recovery as well as compliance with regulatory requirements. Critical files that are included in the retention process:

Shareholder Master
Shareholder History
Fund File
Dealer File
Global File
Certificate File
Broker/Client Cross Reference File
Additional Address File
Maintenance History File
Blue Sky Master
Price File
Rate File
Order Clearance File

These files are backed up as follows: daily and retained for six generations; weekly and retained for 5 generations. The Shareholder Master, Shareholder History and Fund Files are also backed up annually and retained for 7 generations.

In addition, the Acceptance File containing post-processing daily activity, and the Daily File containing pre-processing transaction input, are backed up daily and retained for six generations.

                                   SCHEDULE F
                         SYSTEM AVAILABILITY STANDARDS


These systems standards shall apply on business days.

         o On-line systems availability between 7:00 a.m. and 7:00 p.m. CST - 95% measured monthly.

         o Average response time (7:00 a.m. to 7:00 p.m. CST) of 3 seconds or less, in response to the system employed by A I M Fund Services, Inc. as of September 1, 1994 - 95% measured monthly.

         o Daily report bundles in queue for transmission no later than 7:00 a.m. CST each business day - 95% measured monthly each bundle measured separately.

         o Daily job PFSRXOED containing the Acceptance File download in queue for transmission no later than 4:00 a.m. CST each business day - 95% measured monthly.

         o Daily job PFSRXCAD containing the Cap Stock File download in queue for transmission no later than 6:30 a.m. CST each business day - 95% measured monthly.

         o Weekly job PFSXOHW containing the Dealer File download in queue for transmission no later than 9:00 am. CST each Saturday - 95% measured quarterly.